Exhibit 99.1

ZARTEX INC.
INVESTMENT CONFIRMATION

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase ________________ shares of the common stock of Zartex Inc., a Nevada corporation (the "Company"), for a purchase price of $________, or $0.02 per share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to “Zartex Inc.” or sending a wire transfer payment to the Company’s account at:

Bank:____________________
_________________________
_________________________

ABA #:  ______________                                           SWIFT #:  _______________     ACH #: _____________
Account Number:  ___________________________
Account Name: _____________________________

The undersigned acknowledges that he has received a copy of the prospectus of the Company, dated __________________ filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased. The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment, but has relied solely on its own advisors.

The undersigned further acknowledges that although the shares of common stock being purchased from the Company are registered securities under the U.S. Securities Act of 1933, as amended, there may be restrictions on the resale of the shares imposed by the particular state law where the undersigned resides or in a jurisdiction outside of the United States. Accordingly, the undersigned will not offer to sell or sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

The undersigned understands that an investment in the shares is a speculative investment which involves a high degree of risk and the potential loss of his entire investment. The undersigned is further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. The undersigned understands that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company.

Date: _______________

Amount of Investment:  $_______                                                                                       Number of Shares: _____________

1.	Print Full Name of Investor:	Individual:

First, Middle, Last

Partnership, Corporation, Trust, Custodial Account, Other:
________________________________
Name of Entity
2.	Permanent Address of Investor:	________________________________
________________________________
________________________________
3.	Name and Title of Primary Contact Person:	________________________________
4.	Telephone Number:	________________________________

5.	E-Mail Address:	________________________________

6.	Facsimile Number: Permanent Address:	________________________________

7.	US Social Security Number or identification number of home jurisdiction:	________________________________

8.	Authorized Signatory: Title:	____________________________________ ____________________________________

If Investor is an entity, provide copy of Articles of Incorporation, Certificate of Formation or other evidence of existence, as well as a copy of board resolution or other evidence of authorization to purchase the shares of the Company.

ACCEPTANCE OF SUBSCRIPTION

The foregoing Subscription is hereby accepted for and on behalf of Zartex Inc.

By: _________________________

Name: Aleksandr Zausaev

Title: President of Zartex Inc.